EXHIBIT 16.1

April 28, 2009

Re:  Power Efficiency Corporation

Power Efficiency Corporation has furnished to us the text of a statement to be set forth by Power Efficiency Corporation as part of Item 4.01 of a Report on Form 8-K that is to be filed by Power Efficiency Corporation with the Commission with respect to our dismissal as independent registered public accountants for Power Efficiency Corporation on April 28, 2009.  We agree with the text of the statement concerning our Firm that is to be part of Item 4.01 in such Form 8-K to be filed with the Commission.

/S/ Sobel & Co., LLC
SOBEL & CO., LLC
Certified Public Accountants